Exhibit 3.1

CERTIFICATE OF

AMENDED AND RESTATED ARTICLES OF INCORPORATION

OF

AMERISTAR CASINOS, INC.

Pursuant to the provisions of Nevada Revised Statutes 78.390 and 78.403, the undersigned officer of Ameristar Casinos, Inc., a Nevada corporation, does hereby certify as follows:

A. The Agreement and Plan of Merger, dated as of December 20, 2012, by and among Pinnacle Entertainment, Inc., a Delaware corporation, PNK Holdings, Inc., a Delaware corporation, PNK Development 32, Inc., a Nevada corporation, and Ameristar Casinos, Inc. (as amended to date, the “Merger Agreement”) provides for the amendment and restatement of the corporation’s articles of incorporation as set forth below.

B. The Merger Agreement, and the amendment and restatement of the corporation’s articles of incorporation contemplated thereby and hereby, have been approved by the board of directors of the corporation and at least a majority of the voting power of the stockholders of the corporation, which is sufficient for approval thereof.

C. This certificate sets forth the text of the articles of incorporation of the corporation as amended and restated in their entirety to this date as follows:

AMENDED AND RESTATED ARTICLES OF INCORPORATION

OF

AMERISTAR CASINOS, INC.

ARTICLE I

NAME

The name of the corporation is Ameristar Casinos, Inc. (the “Corporation”).

ARTICLE II

AUTHORIZED CAPITAL STOCK

The total authorized capital stock of the Corporation shall consist of one thousand (1,000) shares of common stock, par value $0.01 per share.

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IN WITNESS WHEREOF, I have executed this Certificate of Amended and Restated Articles of Incorporation of Ameristar Casinos, Inc. as of August 13, 2013.

/s/ Peter C. Walsh
Name: Peter C. Walsh
Title: Senior Vice President and General Counsel

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